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                                  Exhibit 4.14

                           FIRST AMENDED AND RESTATED
                              CONSULTING AGREEMENT

      THIS FIRST AMENDED AND RESTATED AGREEMENT (this "Amendment"), made this 1st day of June, 1999, by and between SCHOEMANN VENTURE CAPITAL, L.L.C. ("SVC"), a Delaware limited liability company, and AFFINITY INTERNATIONAL TRAVEL SERVICES, INC. ("Affinity" or "the Company"), a Nevada corporation.

      WHEREAS, Affinity and SVC have entered into that certain Consulting Agreement dated April 23, 1999 (the "Agreement");

      WHEREAS, Affinity and SVC desire to amend and restate the terms and conditions of the Agreement.

      NOW, THEREFORE, in consideration of the covenants and agreements herein contained and the consideration to be paid hereunder, and for other valuable consideration, the Agreement is hereby amended and restated in its entirety as follows:

      1. Recitals are True. The above recitals are true and correct and incorporated herein.

      2. Consulting Services. Affinity agrees to retain SVC and SVC agrees to be retained by Affinity on an as-needed basis from and after the date hereof until terminated in accordance with the provisions of Section 7 hereinbelow as a consultant and advisor to Affinity in connection with certain investment and business matters of Affinity.

      3. Devotion of Time to Consulting Services. SVC shall devote such time to rendering consulting and advising services as is reasonably requested from time-to-time by Affinity. The services to be rendered by SVC to Affinity hereunder may be rendered in person or by letter, telephone or other means of communication as shall be appropriate under the circumstances. SVC shall not be required to observe any fixed schedule of attendance at the principal place of business of Affinity or any other person or entity for the rendition of such services.

      4. Consideration for Consulting Services. As consideration for SVC's services hereunder during the term of this Agreement, Affinity shall pay SVC and SVC shall accept from Affinity the following:

            (a) on the first (1st) day of each month from and after the date hereof until terminated pursuant to Section 7 hereof, the sum of $13,333.32 per month, pro rated for any partial month, until all shares of common stock owned by SVC are registered for sale under the Securities Act of 1933, as amended, or freely tradable on the public securities markets, pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended;

            (b) a sum equal to five percent (5%) of the gross investment proceeds received by Affinity (1) from investor(s) introduced to Affinity by SVC (and with whom Affinity has
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      no prior relationship) or (2) in a transaction with respect to which SVC's efforts were instrumental in negotiating and closing on behalf of the Company. Such sum shall be due and payable by Affinity upon receipt by Affinity of the proceeds or consideration from such investment transaction; and

            (c) the grant of warrants to purchase up to 750,000 shares of common stock of the Company, $0.001 par value per share, at $2.00 per share. The warrant is exercisable commencing on the date hereof and shall expire on the date which is five (5) years from the date hereof. Upon exercise of the warrants, SVC shall make payment in the amount of $2.00 per share for the common stock underlying the warrants to the Company via certified check, personal check, or wire transfer to the account designated by the Company or via cashless exercise pursuant to Section 4(d) hereof.

            (d) Cashless Exercise of Warrants. At any time following the date hereof, the warrant holder, whether SVC or otherwise, in lieu of any cash payment required hereunder for the warrants, shall have the rights to exercise the warrants in whole or in part by surrendering the warrants in exchange for the number of shares of the Company's common stock equal to
      (x) the number of shares as to which the warrants are being exercised multiplied by (y) a fraction, the numerator of which is the Market Price (as defined below) of the common stock less the exercise price of the warrants being exercised, and the denominator of which is such Market Price. The term "Market Price" means the average of the closing sale price per share of the common stock on the principal stock exchange or market on which the common stock is then quoted or traded on each of the ten (10) consecutive trading days preceding the date on which written notice of election to exercise the warrants has been given to the Company (a "cashless exercise"). If the warrant holder opts for a cashless exercise of the warrants, no other consideration shall be paid to the Company, other than surrendering the warrant itself, nor will there be paid any commission or other remuneration to any other person or entity by the warrant holder. In the event that the warrant holder is not permitted to "tack" the holding period of the warrants to the holding period of the common stock received upon the cashless exercise for purposes of satisfaction of the holding period requirements of Rules 144(d)(3)(ii) and 144(k) under the Securities Act of 1933, as amended, for whatever reason and there is no presently filed registration statement effective as to the shares received or to be received through the cashless exercise of the warrants granted herein, the Company shall, upon receipt of the written request of the warrant holder, promptly prepare and file a registration statement with the U.S. Securities and Exchange Commission with respect to all of the shares underlying the warrants granted herein; provided, however, that the provisions of this paragraph relating to a demand for registration by the warrant holder shall not be effective at any time prior to December 15, 1999.

      In addition, Affinity shall reimburse SVC for all actual expenses incurred by SVC for services rendered on behalf of Affinity and, at the request of Affinity, upon submission of appropriate invoices or receipts therefor.

      5. Status as Independent Contractor. The parties agree that SVC's relationship with


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Affinity will be that of independent contractor, and nothing in this Agreement shall be deemed to create an employer-employee relationship between the parties. As such, SVC will not be entitled to any compensation other than as agreed upon herein.

      6. Default by Affinity. Affinity hereby acknowledges that late payment by Affinity of sums due under this Agreement will cause SVC to incur certain costs, the exact amount of which will be difficult to ascertain. In the event that Affinity does not pay all sums due to SVC hereunder on the date on which any such payment is due (the "Payment Date"), Affinity shall pay interest on such unpaid amount at an annual rate of eighteen percent (18%) which shall accrue from the Payment Date until the date any such payment is paid in full; provided, however, that if such interest rate exceeds the rate allowable by law, then the highest rate allowed by law shall apply. SVC's acceptance of interest hereunder shall in no event constitute a waiver of Affinity's default with respect to such overdue amount, nor prevent SVC from exercising any other right or remedy granted to SVC hereunder or at law or in equity.

      7. Term of Agreement. The effective date of this Agreement shall be the date hereof, and it shall remain effective and continue in force and effect until terminated in accordance herewith; this Agreement may be terminated by either party upon ten (10) business days prior written notice to the other party. Termination of this Agreement pursuant to this Section 7 shall in no way terminate the obligation of Affinity to pay to SVC any amounts accrued under
Section 4 hereof prior to termination.

      8. Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, except to the extent such remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision.

      9. Notices. Any and all notices, demands, requests, designations, consents, offers, acceptances or any other communications that may be or are required to be given, served or sent by any party to another party pursuant to this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or by verifiable overnight delivery postage prepaid, or transmitted by hand delivery (against a signed receipt) or by facsimile with confirmation of receipt addressed as follows: (a) if to SVC at 3904 Wheat Drive, Metairie, Louisiana, 70002 FAX (504) 455-8845, with a copy to William C. Perez, Esq., 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201 FAX: (214) 740-8800; (b)
if to Affinity at 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701 FAX: (727) 896-1403 with a copy to Gordon R. Penman, Esq., Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, MA 02111 (FAX: (617) 856-8201 or to such other address which may be designated by either Affinity or SVC.


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      10. Modification. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, other than modification by a Court of law in accordance with Section 8 hereof.

      11. Applicable Law and Binding Effect. This Agreement shall be construed and regulated under and by the laws of the State of Nevada and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

      IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed the day and year first above written.

                                       AFFINITY INTERNATIONAL
                                       TRAVEL SYSTEMS, INC.


                                    By:   /s/ Daniel G. Brandano
                                          ----------------------------------
                                          DANIEL G. BRANDANO
                                          President


                                    SCHOEMANN VENTURE CAPITAL, L.L.C.


                                    By:   /s/ Rodney R. Schoemann, Sr.
                                          ----------------------------------
                                          RODNEY R. SCHOEMANN, SR.
                                          Managing Member


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